Exhibit 10.10

SERVICE

AGREEMENT

FOR

CROWN LNG KAKINADA

TERMINAL PROJECT

Between

ASIA FIRST HOLDINGS LIMITED (CHH or COMPANY)

ORGANIZATION NUMBER: 2730016

11/F TOWER 1 TERN CENTRE

237 QUEEN’S ROAD

CENTRAL, HONG KONG

and

LNG-9 PTE LTD (Advisor)

ORGANIZATION NUMBER 201110090Z

80 RAFFLES PLACE, #25-01 UOB PLAZA 1, SINGAPORE

This Service Agreement (the “Agreement”) has been entered into as of this date of 26th February 2019, (the “Effective Date”) by and between Asia First Holdings Limited (“CHH” or the “Company”) and LNG9 PTE LTD (the “Advisor”).

The Agreement regulates principles, Scope of Work, terms and conditions agreed between the Parties in their joint effort to deliver the LNG Receiving terminal infrastructure (the “Project”) to the license holder, Krishna Godavari LNG Terminal Pvt. Ltd (“KGLNG”)

Paragraph	Main Terms
LNG9 PTE LTD (Advisor)	•	LNG9 PTE LTD a corporation incorporated under the laws of Singapore (“Advisor”) with registration number 201110090Z

Asia First Holdings Limited (CHH)	•	Asia First Holdings Limited (“CHH”) is an entity formed under the laws of Hong Kong with registration number 2730016.

The “Project”: The LNG Receiving terminal infrastructure for KGLNG	•	LNG receiving and re-gasification platform with equipment and pipeline to shore to the license holder, Krishna Godavari LNG Terminal Pvt. Ltd (“KGLNG”) owned by EAST LNG PTE LTD.

Whereas	•	KGLNG is incorporated in the state of Andhra Pradesh in India and has been granted an LNG Receiving terminal License for 270 days per year only, due to harsh weather conditions in the area of Kakinada, Andhra Pradesh.

	•	KGLNG seek technical solutions and project developers of solutions enabling LNG regasification services for full 365 days a year operation.

	•	KGLNG is owned 100% by East LNG PTE LTD, a corporation incorporated in Singapore.

	•	Advisor is a company specializing in oil and gas products, as well as logistics services. Advisor has broad and deep competence in the area of projects and for oil and gas and is a promoter of LNG infrastructure in India.

	•	Advisor is promoting the CHH solution to the partners, sponsors and developers of the Project.

	•	CHH is a 100% subsidiary of Crown LNG AS, a company that develops and executes projects offshore, near shore or on the water, in the LNG value chain, with specific focus on re-gasification and liquefaction infrastructure asset using technology for harsh and demanding weather conditions.

Paragraph	Main Terms
	•	CHH is operating for the purpose of providing a custom designed solution for the Project based on technology and solutions developed by its parent company. CHH wishes to pursue the opportunity to be the exclusive and sole project developer and service provider to the Project.

	•	CHH, on its own or through its subsidiaries, will also own and operate these assets and provide the services to KGLNG, either together with partners or alone.

	•	CHH require for the successful acquisition of contracts, to engage Advisor to actively promote the Company and engage in marketing activities on behalf of the company.

Purpose of this Agreement (Target Contracts)	1.	Define the engagement and scope of work and the commercial terms and conditions for Advisor Services towards the Project as part of CHH’s endeavors to secure the Target Contracts with the Project:

		1.1.	Exclusivity Agreement for project development, delivery and O&M (operation & Maintenance) for the LNG terminal for minimum 30 years*.

		1.2.	Investment Agreement for minority ownership in East LNG PTE. LTD

		1.3.	Lease Agreement including O&M for 30 years* between CHH and KGLNG.

‘*’ – Applicable based on the expected Debt payback periods.

The Parties roles and responsibilities	1.	Advisor’s main roles and responsibilities are:
		1.1.	Promote CHH’s LNG Solutions and technology to the Project.

		1.2.	Provide access to LNG-9 offices and resources in Singapore and in India as needed by CHH.

		1.3.	Assist CHH in the bidding process for contracts, including obtaining all necessary bid forms and translation services for or on behalf of CHH.

		1.4.	Participate in negotiation meetings between the CHH and East LNG and KGLNG, or other venues as may be decided.

		1.5.	Assisting Company in consummating of the Project Exclusivity Agreement, Investment Agreement and lease Agreement (containing binding terms and conditions which would form the basis of definite Agreements specified.

Paragraph	Main Terms
		1.6.	Following up on implementation of the Target Contracts specified

		1.7.	Advise the Company as required in compliance with any required local regulatory, tax, accounting and/or budgetary procedures.

		1.8.	Advise the Company on local corporate structure required to be established.

		1.9.	Advise the Company on any implications of KGLNG and East LNG internal regulations in regard to the Contracts. This includes internal policies such payment terms, liabilities and guarantees, intellectual property rights and confidentiality.

		1.10.	Advise the Company regarding development of contractual positions and strategies in order to finalize the Transactions with Potential Buyers.

		1.11.	Assist the Company in arranging its participation in trade shows and trade exhibits.

		1.12.	Assist the Company in the preparation of business plans, commercial and bidding strategies and supporting documentation.

		1.13.	Provide market intelligence and analysis on local market situation to the Company at any time when reasonably necessary. Present market / status reports for the Indian market with respect to the Company’s activities.

		1.14.	Advise the Company on technical support.

		1.15.	Advise the Company on local content requirements and opportunities.

		1.16.	Coordinate and work with third parties as directed by the Company (including but not limited to the Company’s financiers, contractors, agents, consultants and Advisors).

	2.	CHH or its subsidiaries’ main roles and responsibilities are:

		2.1.	Provide the required technical and commercial supports and resources for the above Agreements to be concluded.

		2.2.	Enter into agreements with sub-contractors, Suppliers and Investors to enable the execution of the target Agreements

		2.3.	Pay Advisor agreed retainer and success fee according to the terms and conditions of this Agreement.

Paragraph	Main Terms
Commercial Terms	1.	Retainer:

CHH will pay a retainer of USD 30,000 per month to Advisor from effective date of this agreement. The Retainer will accrue from this date however be invoiced and payable only at the time CHH has secured the funding for pre-FID activities in the project. Thereafter the retainer is payable quarterly at the end of each quarter.

	2.	Success fee: In consideration of the Services rendered by Advisor to the company, the Company agrees to pay Advisor following fee in accordance with the milestones mentioned below.

		2.1.	On signing of the Exclusivity Agreement for project development, delivery and O&M (operation & Maintenance) for the LNG terminal for minimum 30 years, the Company will pay USD 6,000,000 (1% of estimated EPCIC-value of USD 600M). The Fee invoiced may be paid in shares by conversion based on valuation used in for PRE-FID funding with a discount of 20%.

		2.2.	On signing of Investment Agreement for minority ownership of 15% or more in East LNG PTE. LTD the Company will pay a lumpsum of USD 2,000,000. The Fee invoiced may be paid in shares by conversion based on PRE-FID valuation used for funding with a discount of 20%.

		2.3.	On signing of the Lease Agreement with KGLNG including O&M for 30 years between the Company and KGLNG, the Company will pay USD 7,800,000 (equal to 6% of the first 12 months estimated lease revenue). The Fee invoiced is payable at FID, 50% in Cash and 50% in shares by conversion based on valuation used in for FID funding with a discount of 20%.

	3.	Out of pocket expenses:

Out-of-pocket expenses incurred by Advisor will be at Advisor own expense; and shall be acceptably reflected within the retainer and success fee agreed.

Other terms and Conditions	1.	The Advisor is responsible for all taxes, remittances, premiums or withholdings charged by its authorities in connection with all payments made by the Company to the Advisor pursuant to this Agreement including any income tax, withholding tax and stamp tax (collectively, the “Taxes”). Upon request by the Company, the Advisor shall provide written proof of payment of Taxes.

Paragraph	Main Terms
	2.	The Advisor agrees to defend, indemnify, release, and hold the Company harmless from any and all claims, expenses (including attorneys’ fees and court costs), losses or demands against the Company with respect to Taxes payable by the Advisor in connection with this Agreement.

	3.	For the avoidance of doubt, the Advisor will only receive the payments as outlined above for their services and contracts negotiations. Neither the Company nor the Advisor shall make any claim for additional compensation against the other Party.

	4.	In connection with Advisor’s engagement hereunder, the Company shall provide to Advisor information concerning the Company, the Project and the contemplated Target Contracts, that the Advisor reasonably requires.

	5.	The Company and its officials undertake, at all times, to keep the Advisor fully informed and in the loop for all discussions and correspondence with the East LNG and KGLNG in relation to the Target Contracts and agree that it shall not in any way bypass or circumvent the Advisor in attempting to consummate any business with the Potential Buyers, whether during or after the termination of the Agreement.

	6.	The Company acknowledges that it shall be responsible for exercising its own decisions and undertaking independent verification of information supplied to it in relation the Project and neither the Advisor nor any of its officers, employees or agents shall be liable for any direct, indirect or consequential loss or damage suffered by the Company on account of its dealings with the Project.

	7.	Except in the case of gross neglect or willful misconduct, the Company agrees and undertakes to indemnify and save harmless Advisor, and its officers, employees, agents and representatives, from its movable and immovable properties, to the fullest extent lawful, from and against all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement and expenses (including without limitation attorneys’ fees and disbursements) relating to or arising out of any other act done by Advisor or its officers, employees, agents and representatives, pursuant to this Agreement, including but not limited to any claims from any Potential Buyer or any person proclaiming to have any rights vis-à-vis the Transactions or any regulatory authority.

Paragraph	Main Terms
	8.	The Advisor shall secure all required licenses, registrations and permits required for the Advisor to perform the Services pursuant to this Agreement or required by the Company, according to any applicable law. The Advisor shall advise and assist the Company, upon reasonable request, to obtain any required license, approval, registration or permit required under any contract.

	9.	This Agreement may be terminated for convenience by either the Company or the Advisor by giving not less than 30 day’s prior notice in writing to the other Party. It is expressly acknowledged and understood that the termination for convenience of the Agreement by the Company shall not affect the obligation of the Company to pay Transaction Fee to Advisor as contemplated in Section “Commercial Terms” above, in the case of the achievement of a milestone in relation to the Transaction with the Project within 12 (twelve) months subsequent to such termination.

This Agreement may also be terminated by either the Company or the Advisor in case of a breach by such other Party. The notice intimating the termination must specify the material breach and give the other Party an opportunity to rectify the same. The Parties shall in good faith attempt to resolve the matter and avoid termination of the Agreement. It is expressly acknowledged and understood that the termination for breach of the Agreement by the Company shall release the Company from any and all obligations to pay Transaction Fee to Advisor.

	10.	The Advisor shall perform its Services hereunder as an independent contractor. It is expressly understood and agreed to by the Parties hereto that Advisor shall have no authority to act for, represent or bind the Company in any manner, except as may be agreed to expressly by the Company in writing from time to time.

Paragraph	Main Terms

	11.	The Company confirms that the Advisor has been exclusively mandated to provide the aforesaid Services in relation to the Transactions vis-à-vis the Project and that the Company shall not appoint any other Advisor / consultant for the same without prior written approval from Advisor.

	12.	In the event of a dispute arising out of or relating to this contract, including any question regarding its existence, validity or termination, the parties shall first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause.

	13.	If the dispute is not settled by mediation within 90 days of the appointment of the mediator, or such further period as the parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The language to be used in the mediation and in the arbitration shall be English. In any arbitration commenced pursuant to this clause, the number of arbitrators shall be three and the seat, or legal place, of arbitration shall be London, England.

	14.	The unsuccessful Party shall bear the costs of the arbitral proceedings. However, the arbitral tribunal may take into account the extent to which each Party has conducted the arbitration in an expeditious and cost-effective manner.

	15.	Each of the rights of Advisor or the Company under this agreement are independent, cumulative and without prejudice to all other rights available to it, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of Advisor or the Company, whether under this Agreement or otherwise.

	16.	Relationship of the Parties: Advisor acknowledges and agrees that (a) it will operate as an independent contractor and (b) it and the Company are not, by virtue of this Agreement or otherwise, joint ventures, partners, employer/employee, franchiser/franchisee or fiduciaries of any kind. Advisor is responsible for the control and acts of its employees, representatives and agents. Neither Party is authorized to bind the other Party with respect to any matter, including, without limitation, express or implied agreements, guarantees, representations or debts. Advisor shall do nothing that would discredit, injure the reputation of, or reflect adversely upon Company or its products or services.

Paragraph	Main Terms
	17.	The Advisor warrants and represents that (a) it has full authority and ability to make and perform this Agreement in accordance with its terms; (b) the making or performance of this Agreement by Representative will not violate any rights of, agreements with, or obligations to any third parties; (c) Representative will comply with all applicable securities or other laws, rules and regulations relating to the Agreement; and (d) Representative will not circumvent or otherwise frustrate the intent of this Agreement.

	18.	The Company warrants and represents that (a) it has full authority and ability to make and perform this Agreement in accordance with its terms; (b) the making or performance of this Agreement by Client will not violate any rights of agreements with or obligations to any third parties; (c) Client will comply with all applicable securities or other laws, rules and regulations relating to the Agreement, and (d) Client will not circumvent or otherwise frustrate the intent of this Agreement.

	19.	In connection with the matters described herein, the Parties expressly prohibit each other and their consultants, contractors, and representatives from making, offering, or promising any illegal or otherwise improper payment or transferring anything of value to any governmental or party official, any company official or employee, or any other third party. The Parties shall comply with any applicable anti-bribery, anti-corruption, and anti-money laundering laws, including the Foreign Corrupt Practices Act and any other similar laws and regulations, whether US or foreign. Failure to comply with this Section 11 shall be cause for termination of this Agreement.

	20.	The Advisor shall at any time perform and/or participate in compliance checks as required by the Company or the Company’s financiers. Furthermore, the Company shall have the right to carry out audits as reasonably required to verify that Advisor is in compliance with the provisions of this Agreement and other applicable law and regulations. Such audit may be performed by Company in its own name, the Company’s financiers, or by a third party contracted by the Company or any of its financiers.

Paragraph	Main Terms

	21.	This Agreement reflects the Parties understanding of the matters described herein, does not constitute a legally binding obligation, contract or agreement between the Parties, and no Party shall have any liability to the other until definitive Agreements have been finalized, authorized, executed and delivered by the Company.

	22.	The Parties shall maintain the confidentiality of the terms hereof and any confidential and proprietary data exchanged or developed hereunder and shall not share such terms or data with any third party who has not agreed to maintain the confidentiality thereof. Neither Party shall issue any public statement or press release relating to any aspect of this Agreement without the prior consent of the other Party.

	23.	The Agreement shall be governed by and construed in accordance with the Laws of England, English law.

	24.	All notices under this agreement shall be made by way of email followed by a courier to the address as mentioned below:

Notice to Asia First Holdings Limited:
Attention: Jorn Husemoen
Email: asiafirstholdings@crownlng.com
Address: 11/F Tower 1 Tern Centre
237 Queen’s Road, Central,
Hong Kong

Notice to LNG9 PTE LTD:
Attention: Ashish Dixit
Email: ashish@LNG9.com
Address: 80 Raffles Place, #25-01 UOB Plaza-1,
Singapore 048624

For and on behalf of:	For and on behalf of:
LNG9 PTE LTD	Asia First Holdings Limited

/s/ Swapan Kataria	/s/ Jørn Husemoen
Swapan Kataria	Jørn Husemoen
Founder & Director	Director

Crown LNG India Limited

Unit 1307A, 13/F.,

Two Harbourfront,

22 Tak Fung Street,

Hunghom, Kowloon,

Hong Kong.

9th of March 2023

LNG-9 PTE LTD

80 RAFFLES PLACE,

#25-01 UOB PLAZA 1,

SINGAPORE

AMENDMENT TO SERVICE AGREEMENT (“AGREEMENT”) DATED 26th OF FEBRUARY 2019

With reference to our discussions in relation to amending the Agreement for the year 2023, the parties have agreed that the Retainer of USD 30k per month is no longer required due to that the India resources has been onboarded under individual management for hire agreements since January of 2022.

LNG-9 has agreed to set the Retainer to USD 0 (Cero) effective 1st of January 2022.

Further is has been agreed that the fee accrued under the Agreement during the period January 2022 including December 2022 shall be forgiven and shall not be claimed by LNG-9 PTE LTD.

The retainer earned up to 31st of December 2021 is accrued as cost and shall be payable in accordance with the Agreement.

For Crown LNG India Limited	For LNG-9 PTE LTD
/s/ Jørn S Husemoen	/s/ Swapan Kataria
Jørn S Husemoen	Swapan Kataria
Director	Director